UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2004

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 150 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2004, Kathryn E. Olson entered into an employment agreement with LeapFrog Enterprises, Inc. for the position of Chief Marketing Officer. Ms. Olson will begin her employment with the company by November 1, 2004. The following is a brief description of the terms and conditions of the agreement that are material to LeapFrog.

Ms. Olson’s employment agreement provides for an annual base salary of $290,000 and a signing bonus of $150,000. Ms. Olson is eligible to participate in the company’s 2004 Executive Bonus Plan, which allows for an annual bonus potential at the target bonus opportunity level of 50% of Ms. Olson’s annual base salary and at a maximum 83.5% of her annual base salary. Ms. Olson is also eligible to participate in the company’s Executive Performance Share Program starting with the January 2005 through December 2007 plan. If we terminate Ms. Olson’s employment without cause or if she terminates her employment for good reason within 12 months following a change in control of our company, she is entitled to receive her base salary and reimbursement for COBRA payments for nine months following termination of employment. Ms. Olson’s employment agreement also provides that the company will recommend to the Compensation Committee of LeapFrog’s Board of Directors that it grant Ms. Olson an option grant and a grant of restricted stock under the company’s 2002 Equity Incentive Plan.

As of September 27, 2004, other than the employment agreement as described in this report, there is no material relationship between Ms. Olson and LeapFrog.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

	By:	/s/ Thomas J. Kalinske
Date: September 27, 2004		Thomas J. Kalinske Chief Executive Officer